EXHIBIT 99.1

Media Contacts:
Wendi Kopsick/Kimberly Kriger
Kekst and Company
212-521-4800
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


            FOOTSTAR APPOINTS NEW BOARD OF DIRECTORS AND NAMES SENIOR
            ---------------------------------------------------------
                   LEADERSHIP UPON EMERGENCE FROM CHAPTER 11
                   -----------------------------------------

                -- Jeffrey A. Shepard Named President and CEO --

MAHWAH, NEW JERSEY, February 13, 2006 - Footstar, Inc. today announced a new nine-member Board of Directors and the appointment of Jeffrey A. Shepard as President and Chief Executive Officer following the Company's emergence from its Chapter 11 reorganization on February 6, 2006.

The Footstar Board now includes the following members:

     |X| Jonathan M. Couchman, Chairman of the Board of Footstar and Managing Member of Couchman Capital LLC, an investment management company

     |X|  Jeffrey A. Shepard, President and Chief Executive Officer of Footstar

     |X| Eugene I. Davis, Chairman and Chief Executive Officer of PIRINATE Consulting Group, a strategic advisory firm

     |X| Adam Finerman, Partner with the law firm Olshan Grundman Frome Rosenzweig & Wolosky LLP

     |X| Alan Kelly, President of Alan Kelly & Associates, a consulting firm serving the retail industry

     |X| Gerald F. Kelly, Jr., formerly a senior executive with Sears, Roebuck & Co. and currently Interim Chief Information Officer for United Airlines

     |X| Michael O'Hara, President of Consensus Advisors LLC and formerly a Managing Director of Financo, Inc., an investment banking and advisory firm with expertise in the retail industry

     |X| George A. Sywassink, Chairman and Chief Executive Officer of Standard Holding Company, a distribution concern serving the retail industry

     |X| Alan I. Weinstein, formerly Chairman and Chief Executive Officer of Casual Male Inc., a specialty retailer

The members of the Company's Audit Committee are Alan Kelly, who is Chairman, Eugene I. Davis and Alan I. Weinstein. The members of the Company's Corporate Governance Committee are Jonathan M. Couchman, who is Chairman, Adam W. Finerman and Gerald F. Kelly. The members of the Company's Compensation Committee are Michael O'Hara, who is Chairman, Jonathan M. Couchman and George A. Sywassink.

Mr. Shepard, an industry veteran with 35 years of footwear experience, formerly served as President and Chief Executive Officer of Footstar's Meldisco division. He was elected as a Director in January 2005. Mr. Shepard joined Meldisco in 1994, having previously served as President and Chief Executive Officer of Pic N Pay, a $300 million footwear retailer, and having held various positions with Payless ShoeSource. He began his retailing career with Thom McAn in 1971.

Mr. Shepard commented, "We are delighted that Footstar will have the benefit of such a talented and experienced Board as we move ahead. With our successful emergence from Chapter 11, we are now in a position to focus our full attention on our business."

Mr. Couchman added, "We would like to express our sincere appreciation to our retiring Directors and to Dale W. Hilpert, who served as Chairman and Chief Executive Officer of the Company. Their leadership and support were invaluable during a challenging period in Footstar's history. We thank them for their many contributions."

Footstar, Inc. is a discount footwear retailer. The Company operates Meldisco licensed footwear departments nationwide in Kmart and Rite Aid Stores. The Company also distributes its own Thom McAn brand of quality leather footwear.

NOTE: FOOTSTAR'S CERTIFICATE OF INCORPORATION CONTAINS RESTRICTIONS THAT PROHIBIT PARTIES FROM ACQUIRING 4.75% OR MORE OF FOOTSTAR'S COMMON STOCK WITHOUT ITS PRIOR CONSENT AND AS FURTHER PROVIDED THEREIN.


FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "intend," "plan," "believe" and other words and terms of similar meaning. Factors that could affect the Company's forward-looking statements include, among other things: the impact and result of any action by the Securities and Exchange Commission (the "SEC") or any court or administrative law judge or any investigation by any other governmental agency related to the Company or the financial statement restatement process; negative reactions from the Company's stockholders, creditors, licensors or vendors to the results of the investigation and restatement or the delay in providing financial information caused by the investigation; additional delays in the filing of other reports with the SEC; the Company's ability to successfully implement internal controls and procedures that ensure timely, effective and accurate financial reporting; the Company's ability to reduce overhead costs commensurate with any decline in sales; capital expenditures and operating expenses, including the Company's ability to reduce overhead and rationalize assets, both generally and with respect to the changes made to address the results of the investigation and the restatement; adverse results on the Company's business relating to increased review and scrutiny by regulatory authorities, media and others of financial reporting issues and practices or otherwise; the Company's compliance with the requirements of Sarbanes-Oxley; the Company's ability to obtain and maintain normal terms with vendors and service providers; the ability to maintain contracts that are critical to the Company's operations; the impact of Hurricane Katrina on the Company's Southern region; any adverse developments in existing commercial disputes or legal proceedings; and intense competition in the markets in which the Company compete. Additionally, due to material uncertainties, it is not possible to predict the outcome of the ongoing SEC investigation in general, the Company's submissions to the SEC in response to the Wells notice it has received or the effect of the proceeding on the Company's businesses and the interests of various creditors and security holders. Also, the Company's Meldisco business is the Company's only continuing business and substantially all of the Company's continuing net sales and profits result from Meldisco's business in Kmart stores. The Company entered into a settlement with Kmart, which will result in the orderly liquidation of the Company's Kmart business no later than the end of December 2008. If the Company fails to develop viable business alternatives to offset this business the Company will almost certainly be forced to liquidate its business when its Kmart relationship ends.

Because the information herein is based solely on data currently available, it is subject to change as a result of events or changes over which the Company may have no control or influence, and should not be viewed as providing any assurance regarding the Company's future performance. Actual results and performance may differ from the Company's current projections, estimates and expectations and the differences may be material, individually or in the aggregate, to the Company's business, financial condition, results of operations, liquidity or prospects. Additionally, the Company is not obligated to make public indication of changes in its forward-looking statements unless required under applicable disclosure rules and regulations.

                                      # # #